Exhibit 99.2
                                  Press Release
                              Fiscal Quarter Ended
                                  July 31,2003

MASS MEGAWATTS (OTC BULLETIN BOARD: MMGW) REPORTS 10 CENTS PER SHARE NET LOSS FOR THREE MONTHS ENDING JULY 31, 2003

SHREWSBURY, Mass., Sept. 5 - Mass Megawatts Wind Power Inc. reports a net loss of $228,521 or 10 cents per share for the three months ending July 31,2003 compared to a net loss in the same period a year earlier of $126,572 or 6 cents per share. The Company had no revenues since its inception. The total net loss since the company was founded in 1997 was $1,605,964 or 83 cents per share. Mass Megawatts has enough cash to maintain operations for the next twelve months.

   The higher net loss in the latest report were a result of additional expenses toward the construction of two prototypes in the near future. Some of the additional expenses include engineering and site development activity. One prototype is being designed for low wind velocity locations. A second one is being engineered for more profitable higher wind velocity locations. The profits might be less at low wind areas. However, there is substantially more land available that is not potentially involved with the high cost of land planning and other issues including transmission of electricity from remote high wind areas.

   Mass Megawatts Wind Power, Inc. develops state of the art wind energy power plants capitalizing on a new wind turbine design, the Multi-Axis Turbosystem
(MAT). The MAT uses less material, costs less, and has smaller blades than traditional wind turbines producing clean, cost- effective wind generated power at 40 percent less than the competition. The MAT technology allows production of electricity at less than 2.5 cents per kWh in high wind areas of at least 16 miles per hour average annual wind speed recorded 100 feet above the ground. This does not include a federal tax credit of 1.8 cents per kWh.

For more information, the website is www.massmegawatts.com or contact the
                                     -----------------
company at (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power plant developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

    Contact:
     Jon Ricker (508) 942-3531
     JonRicker@massmegawatts.com
     ---------------------------
     www.massmegawatts.com
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
                                  Press Release
                                Fiscal Year Ended
                                  April 30,2003


SHREWSBURY, Mass., July 25 /PRNewswire-FirstCall/ -- Mass Megawatts reports a net loss for the year ending April 30, 2003, of $320,535 or 15 cents per shares compared to a net loss in the previous fiscal year of $796,088 or 39 cents per share. The total net loss since the company was founded in 1997 was $1,380,719 or 72 cents per share.

To date, Mass Megawatts has no significant revenues. However, the company has successfully continued to raise fund and is confident that it will maintain operations for another year. The Company will complete engineering on one product for testing in the near future. The construction is expected to begin soon on one test product. Other planning, engineering and testing for future low cost wind energy power plants will continue in the foreseeable future.

A video of this prototype of one version being tested is available to be downloaded on the Company's website, www.massmegawatts.com. The wind energy industry had a growth rate of at least 30% per year in the past five years and is the fastest growing segment of the $650 billion a year electricity market.

Mass Megawatts Wind Power, Inc. develops, builds, and operates state of the art wind energy power plants capitalizing on a new wind turbine design, the Multi-Axis Turbosystem (MAT). The MAT uses less material, costs less, and has smaller blades than traditional wind turbines producing clean, cost- effective wind generated power at 40 percent less than the competition. The MAT technology allows production of electricity at less than 2.5 cents per kWh in high wind areas of at least 16 miles per hour average annual wind speed recorded 100 feet above the ground. This does not include a federal tax credit of 1.8 cents per kWh.

For more information, the website is www.massmegawatts.com or contact the company at (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 942-3531

JonRicker@massmegawatts.com

www.massmegawatts.com


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